Exhibit 99.2


AEP-CSW Merger Gets Antitrust Clearance from Department of Justice


Columbus, Ohio, and Dallas, Feb. 2, 2000-- The pending merger of American Electric Power (NYSE: AEP) and Central and South West Corp. (NYSE: CSR) has received antitrust clearance from the Department of Justice, the companies announced today.

AEP and CSW have been notified by the Department of Justice that it has completed its investigation in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and has closed the investigation finding that no further action is warranted. With this action, the Department's antitrust review of the proposed merger is completed.

"The antitrust clearance is a very positive and significant step toward the completion of our merger," said E. Linn Draper Jr., AEP's chairman, president and chief executive officer. "The Department of Justice Antitrust Division conducted a full and thorough investigation, one that required our companies to provide massive volumes of documents for review. Its staff explored every possible theory of potential competitive harm and concluded, as we have long maintained, that this merger poses no threat to competition.

"With this review completed, we can now focus on gaining the final federal approvals necessary to complete the merger," Draper said.

AEP and CSW announced their intention to merge on Dec. 22, 1997. Approvals that remain include the Federal Energy Regulatory Commission (FERC), the Federal Communications Commission (FCC) and the Securities and Exchange Commission
(SEC). Upon completion of the merger, the new company will be called American Electric Power.

"The FERC has indicated it will act on our merger no later than February or March," Draper said. "The SEC action follows the FERC's decision. We are on track to complete the approvals in the spring."

The administrative law judge who presided over the FERC merger hearing found the AEP-CSW merger to be consistent with the public interest. AEP and CSW also reached a settlement with the FERC trial staff in which the staff supports a finding that the merger will have no adverse effect on competition.

The merger has received approval from state regulatory commissions in Arkansas, Louisiana, Oklahoma and Texas, the four states within CSW's service territory.

AEP and CSW have announced settlement agreements with the International Brotherhood of Electrical Workers (IBEW) and the Utility Workers Union of America (UWUA) resulting in the IBEW and UWUA local unions withdrawing their opposition to completion of the merger; as well as with the Indiana Utility Regulatory Commission (IURC) resulting in Indiana customers receiving merger benefits and including a commitment by the IURC not to oppose the merger during consideration of the merger agreement by the FERC and the SEC. AEP and CSW also have announced a settlement agreement with key parties in Kentucky that has been approved by the Kentucky Public Service Commission; a settlement agreement approved by the Michigan Public Service Commission; and a settlement agreement with the Missouri Public Service Commission addressing that commission's concerns about the effect of the merger on retail competition in the state. The

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Public Utility  Commission of Ohio (PUCO) has notified the FERC that the PUCO is no longer opposing the pending merger or seeking conditions on the merger.

Additionally, AEP and CSW have reached settlements with a variety of wholesale customers who had intervened in federal proceedings. The Nuclear Regulatory Commission has approved a license transfer application related to the merger.

Central and South West Corp. is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving
1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; a regional electricity company in the United Kingdom; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.

AEP, a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.